As filed with the Securities and Exchange Commission on December 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENNECO INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0515284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 North Field Drive Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip code)

Tenneco Inc. 2006 Long-Term Incentive Plan,

as Amended and Restated Effective March 20, 2013

(Full title of the plan)

James D. Harrington

Senior Vice President, General Counsel and Corporate Secretary

500 North Field Drive

Lake Forest, Illinois 60045

(Name and address of agent for service)

(847) 482-5000

(Telephone number, including area code, of agent for service)

with a copy to:

Jodi A. Simala

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	3,500,000 shares(3)	$55.93	$195,755,000	$25,214

(1)	This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The New York Stock Exchange on December 16, 2013.
(3)	This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register additional shares issuable under the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated (the “Plan”), as to which Plan shares were previously registered under the Registrant’s Registration Statements on Form S-8 (Nos. 333-142475 and 333-159358).

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E for Form S-8, the contents of the Registration Statements of Tenneco Inc. (“Tenneco”) on Form S-8, File Nos. 333-142475 and 333-159358 (collectively, the “Prior Registration Statement”), are incorporated herein by reference. This Registration Statement covers 3,500,000 additional shares of common stock issuable under the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement:

(a)	Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(b)	Tenneco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

(c)	Tenneco’s Current Reports on Form 8-K, dated January 18, 2013, January 18, 2013, January 31, 2013, February 13, 2013, February 14, 2013, March 22, 2013, May 7, 2013, May 16, 2013, May 21, 2013, May 28, 2013, September 5, 2013, September 19, 2013 and December 9, 2013.

(d)	The description of Tenneco’s common stock, $0.01 par value, contained in Tenneco’s Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, including all amendments or reports filed for the purpose of updating the description included therein.

In addition, all documents subsequently filed by Tenneco with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing by Tenneco of a post-effective amendment which indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Incorporated by reference to the Exhibit Index attached hereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tenneco Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on December 18, 2013.

TENNECO INC.

By:	/s/ Kenneth R. Trammell
Name: Kenneth R. Trammell
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears immediately below constitutes and appoints Kenneth R. Trammell, James D. Harrington and Paul D. Novas, and each or any one of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Tenneco to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Tenneco Inc. 2006 Long-Term Incentive Plan and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 18, 2013.

Signature	Title

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chairman and Chief Executive Officer and Director (principal executive officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (principal accounting officer)

/s/ Thomas C. Freyman Thomas C. Freyman	Director

/s/ Dennis J. Letham Dennis J. Letham	Director

/s/ Hari N. Nair Hari N. Nair	Director

/s/ Roger B. Porter Roger B. Porter	Director

/s/ David B. Price, Jr. David B. Price, Jr.	Director

/s/ Paul T. Stecko Paul T. Stecko	Director

/s/ Jane L. Warner Jane L. Warner	Director

EXHIBIT INDEX

Exhibit Number	Document

5.1	Opinion of Mayer Brown LLP, as to the validity of the securities.

15.1	Letter of PricewaterhouseCoopers LLP regarding unaudited financial information.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

99.1	Tenneco Inc. 2006 Long-Term Incentive Plan, as amended and restated effective March 20, 2013 (incorporated by reference to Appendix A of Tenneco’s Definitive Proxy Statement filed on April 3, 2013).